EXHIBIT 11


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                 COMPUTATION OF NET INCOME PER COMMON SHARE
                                 (UNAUDITED)
                            DOLLARS IN THOUSANDS


                            Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                           October 25, October 26,  October 25, October 26,
                                  1997        1996         1997        1996

The computation of net
  income available and
  adjusted shares
  outstanding follows:

Net income                    $105,165    $ 87,510     $206,204    $153,650

Less:
  Preferred stock dividends          -           -            -           -

Net income used for primary
  and fully diluted
  computation                 $105,165    $ 87,510     $206,204    $153,650



Weighted average number
  of common shares         163,328,447 155,450,506  161,056,470 155,444,520
  outstanding

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents, net of
  treasury shares deemed to
  have been repurchased      2,089,589   2,326,724    2,018,767   2,221,756

  Assumed exercise of
  convertible preferred
  stock                     10,093,603  23,481,782   16,213,226  23,481,782

Adjusted shares out-
  standing, used for
  primary and fully
  diluted computation      175,511,639 181,259,012  179,288,463 181,148,058